INTERNATIONAL SHIPHOLDING CORPORATION REPORTS FIRST QUARTER 2009 RESULTS

DECLARES FIRST QUARTER DIVIDEND OF $0.50 PER SHARE

Mobile, Alabama, April 29, 2009 - International Shipholding Corporation (NYSE: ISH) today announced the financial results for the quarter ended March 31, 2009.

First Quarter 2009 Highlights

•	Reported revenue of $98.1 million for the three months ended March 31, 2009, an increase of 54.0%, from $63.7 million for the first quarter of 2008;
•
Generated net income of $9.5 million for the three months ended March 31, 2009, an increase of 97.9%, from $4.8 million for the comparable period in 2008, which included net income of $4.1 million from the discontinued LASH Liner service;

•	Enhanced financial strength by paying down $3.3 million in debt; and
•	Declared a dividend of $0.50 per share payable on June 1, 2009 to shareholders of record as of May 14, 2009.

Niels M. Johnsen, Chairman and Chief Executive Officer, commented, “During a challenging economic environment, International Shipholding Corporation generated strong operating results for the first quarter of 2009 and declared its third consecutive dividend since reinitiating its dividend policy. Management further implemented proactive measures to minimize the impact of current market conditions by continuing to execute its longstanding strategy of maintaining an underlying portfolio of medium to long-term contracts of affreightment and time charters backed by quality counterparties.

Mr. Johnsen continued, “With approximately 90% of our revenue generated from contracts combined with our diversified business model, we remain well positioned to operate through this industry downturn. In addition, our continued success deleveraging the Company’s balance sheet has positioned International Shipholding Corporation with significant financial flexibility to take advantage of favorable vessel acquisition and cargo contract opportunities that may arise.”

Net Income
The Company reported net income of $9.5 million for the three months ended March 31, 2009.  For the comparable three months ended March 31, 2008, the Company reported net income of $4.8 million, which included net income of $4.1 million from our discontinued LASH Liner service.

Operating income
Operating income for the three months ended March 31, 2009 was $8.6 million as compared to $1.5 million for the comparable period in 2008.  The Company’s Time Charter segment was favorably impacted by an increase in supplemental cargoes and stronger results from its Indonesian operations, as this service had a significant off-hire period during the comparable first quarter of 2008.  The Contract of Affreightment segment posted lower results compared to the same prior year period as a result of lower cargo volumes.  This contract has minimum annual tonnage requirements that the Company fully expects to transport during the year.  The Rail Ferry segment, which is more susceptible to economic market conditions than the other segments, experienced a drop in volume and rates.   The Rail Ferry Business is expected to continue to be affected by the current economic environment. Long-term fundamentals remain positive for the Rail Ferry Business and rates and volumes are expected to improve as the economy strengthens.   The results from International Shipholding Corporation’s unconsolidated entities were lower primarily due to the sale of Panamax Bulk Carrier in the second quarter of 2008.

Administrative and General Expense
Administrative and general expenses increased by 24.5% for the first quarter of 2009 as compared to the same period in 2008, primarily due to continued charges associated with an unaffiliated shipping company’s unsolicited conditional offer to purchase the Company’s outstanding shares. The Company expects administrative and general expenses to begin to normalize in the second quarter of 2009.

Interest Expense
Interest expense for the three months ended March 31, 2009 was lower than the equivalent period in 2008, reflecting lower principal balances.  Additionally, in the comparable first quarter of 2008, a $1.4 million loss from the redemption of the Company’s preferred stock was recorded.

Federal Income Tax Benefit
International Shipholding Corporation’s federal income tax benefit for the first quarter of 2009 was $1.7 million versus a benefit of $1.2 million for first quarter of 2008.  The increased benefit reflects lower results in those segments taxed at the U.S. corporate statutory rate.

Dividend Declaration
The Company’s Board of Directors authorized the payment of a $.50 dividend for each share of common stock owned on the record date of May 14, 2009, payable on June 1, 2009. The Company intends to continue to declare quarterly dividends. All future dividend declarations and amounts remain at the discretion of International Shipholding Corporation’s Board of Directors and predicated upon the Company’s performance.

About International Shipholding

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U. S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts. www.intship.com

Caution concerning forward-looking statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to ISH’s Annual Report on form 10-K for the year ended December 31, 2008 as well as its future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which ISH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove materially incorrect, any forward-looking statements made on that basis may also prove to be materially incorrect. ISH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(All Amounts in Thousands Except Share Data)
(Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues	$98,078	$63,705

Operating Expenses:
Voyage Expenses	78,081	52,108
Vessel and Barge Depreciation	5,169	5,081

Gross Voyage Profit	14,828	6,516

Administrative and General Expenses	6,270	5,037

Operating Income	8,558	1,479

Interest and Other:
Interest Expense	1,468	2,055
(Gain) Loss on Sale of Investment	(59)	1,371
Investment Income	250	(245)
	1,659	3,181

Income from Continuing Operations Before (Benefit)
Provision for Income Taxes and Equity in Net Income
of Unconsolidated Entities	6,899	(1,702)

(Benefit) Provision for Income Taxes:
Current	(739)	-
Deferred	(925)	(1,200)
State	49	16
	(1,615)	(1,184)

Equity in Net Income of Unconsolidated
Entities (Net of Applicable Taxes)	961	1,206

Income from Continuing Operations	9,475	688

Gain from Discontinued Operations
Gain on Sale of Liner Assets	-	4,597
Provision for Income Taxes	-	(471)
Net Income from Discontinued Operations	-	4,126

Net Income	$9,475	$4,814

Preferred Stock Dividends	-	88

Net Income Available to Common Stockholders	$9,475	$4,726

Basic and Diluted Earnings Per Common Share:

Net Income Available to Common Stockholders
Continuing Operations	$1.31	$0.08
Discontinued Operations	0.00	0.57
	$1.31	$0.65

Net Income Available to Common Stockholders - Diluted
Continuing Operations	$1.31	$0.08
Discontinued Operations	0.00	0.57
	$1.31	$0.65

Weighted Average Shares of Common Stock Outstanding:
Basic	7,213,070	7,281,355
Diluted	7,226,477	7,281,355

Contacts:

International Shipholding
Niels M. Johnsen, Chairman      (212) 943-4141
Erik L. Johnsen, President          (251) 243-9221

The IGB Group
Leon Berman                                (212) 477-8438
Tyler Wilson                                (646) 673-9701